Exhibit 99.1

Relay Therapeutics Reports Second Quarter 2025 Financial Results and Corporate Updates

Presented updated data at ASCO showing consistency with prior data, including 10.3-month median PFS and 39% ORR in patients with PI3Kα-mutated, HR+/HER2- metastatic breast cancer

Initiated Phase 3 ReDiscover-2 trial in Q2

Approximately $657 million in cash, cash equivalents and investments at end of Q2 2025

Cambridge, Mass. – August 7, 2025 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage, small molecule precision medicine company developing life-changing therapies for patients living with cancer and genetic disease, today reported second quarter 2025 financial results and corporate updates.

“It is an exciting time for Relay as we have initiated our Phase 3 ReDiscover-2 Trial, studying RLY-2608 + fulvestrant versus capivasertib + fulvestrant in HR+/HER2- breast cancer patients,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “The interim data from our Phase 1 trial have remained consistent with previously announced data, showing what we believe are the potential benefits of RLY-2608 compared to historical standard of care data for both safety and efficacy. It is our company’s top priority to enroll patients and execute this trial, and hopefully deliver a novel medicine in the post-CDK4/6 breast cancer setting where there is a large unmet medical need.”

RLY-2608 Highlights

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Presented updated interim clinical data from the open-label Phase 1b study for RLY-2608 + fulvestrant at the 2025 American Society for Clinical Oncology (ASCO) Annual Meeting, showing data consistent with previous disclosures:
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10.3-month median progression-free survival (PFS) and 39% objective response rate (ORR) across all patients with PI3Kα-mutated, HR+/HER2- metastatic breast cancer
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For 2L patients
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11.0-month median PFS in second line
•
median PFS was 18.4 months for patients with kinase mutations and 8.5 months for patients with non-kinase mutations
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42% confirmed ORR across 2L patients with measurable disease
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Safety profile remained strong with mostly low-grade treatment-related adverse events
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12.5-month median follow-up
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Breast Cancer Clinical Trial Execution
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Initiated Phase 3 ReDiscover-2 trial of RLY-2608 + fulvestrant in PI3Kα-mutated, CDK4/6 pre-treated, HR+/HER2- advanced breast cancer
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Continued advancement of the ongoing triplet cohorts with RLY-2608 + fulvestrant + atirmociclib or ribociclib
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Vascular Malformations Clinical Trial
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Continued execution of ongoing Phase 1 vascular malformations clinical trial

Second Quarter 2025 Financial Results

Cash, Cash Equivalents and Investments: As of June 30, 2025, cash, cash equivalents and investments totaled $656.8 million, as compared to $710.4 million as of March 31, 2025. The company expects its current cash, cash equivalents, and investments will be sufficient to fund its operating expenses and capital expenditure requirements into 2029.

Revenue: Revenue was $0.7 million for the second quarter of 2025, as compared to $0 for the second quarter of 2024.

R&D Expenses: Research and development expenses were $63.9 million for the second quarter of 2025, as compared to $92.0 million for the second quarter of 2024. The decrease of $28.1 million was primarily due to the series of strategic choices made to streamline the research organization throughout 2024 and 2025, as well as cost avoidance on continued development of lirafugratinib after execution of the license agreement with Elevar Therapeutics, Inc. in December 2024.

G&A Expenses: General and administrative expenses were $13.6 million for the second quarter of 2025, as compared to $20.1 million for the second quarter of 2024. The decrease of $6.5 million was primarily due to a decrease in stock compensation expense, as well as other employee compensation costs.

Net Loss: Net loss was $70.4 million for the second quarter of 2025, or a net loss per share of $0.41, as compared to a net loss of $92.2 million for the second quarter of 2024, or a net loss per share of $0.69.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease. Relay's Dynamo® platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. The company’s lead clinical asset, RLY-2608, is the first pan-mutant selective PI3Kα inhibitor to enter clinical development and is currently in a Phase 3 clinical trial (ReDiscover-2) in HR+/HER2- metastatic breast cancer. RLY-2608 is also being investigated in a group of genetic disease indications called PI3Kα-driven vascular malformations. Relay's pipeline also includes late-stage research programs for NRAS-driven solid tumors and Fabry disease. For more information, please visit www.relaytx.com or follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of the clinical development of the programs across Relay Therapeutics’ portfolio; the expected therapeutic benefits and potential efficacy and tolerability of RLY-2608, both as a monotherapy and in combination with other agents, and its other programs, as well as the clinical data for RLY-2608; results of Relay Therapeutics’ current and future preclinical studies and clinical trial; approvability of RLY-2608; the potential market opportunity for RLY-2608; the cash runway projection; the expected benefits resulting from the implementation of the cost saving measures and potential ability to fund key value drivers; and the expectations regarding Relay Therapeutics’ use of capital and expenses. The words “may,” “might,”

“will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions, or the negative thereof, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: Relay Therapeutics’ restructuring activities may be more costly or time-consuming than we expect or may not achieve their intended results; the timing, execution, and expected impact of Relay Therapeutics’ restructuring plans (including the scope and timing of workforce reductions); the expected decrease in annual spending; the expected sufficiency of Relay Therapeutics’ existing cash resources; the internal and external costs required for Relay Therapeutics’ ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected, which may cause the company to use cash more quickly than expected or to change or curtail some of Relay Therapeutics’ plans or both; the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; significant political, trade, or regulatory developments, such as tariffs, beyond Relay Therapeutics’ control; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary or interim results of its preclinical or clinical trials, including Relay Therapeutics’ Phase 3 Re-Discover-2 trial, may not be predictive of future or final results in connection with future clinical trials of its product candidates and that interim and early clinical data may change as more patient data become available and are subject to audit and verification procedures; the design and rate of enrollment for current clinical trials may not enable successful completion of the trial(s); Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Pete Rahmer

prahmer@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
License and other revenue	$677	$—	$8,355	$10,007
Total revenue	677	—	8,355	10,007
Operating expenses:
Research and development expenses	$63,897	$91,992	$137,706	$174,395
Change in fair value of contingent consideration liability	—	(11,374)	—	(13,206)
General and administrative expenses	13,627	20,139	32,366	39,938
Total operating expenses	77,524	100,757	170,072	201,127
Loss from operations	(76,847)	(100,757)	(161,717)	(191,120)
Other income:
Interest income	7,105	8,547	14,918	17,498
Other (expense) income	(633)	(2)	(641)	23
Total other income, net	6,472	8,545	14,277	17,521
Net loss	$(70,375)	$(92,212)	$(147,440)	$(173,599)
Net loss per share, basic and diluted	$(0.41)	$(0.69)	$(0.87)	$(1.32)
Weighted average shares of common stock, basic and diluted	171,264,622	132,821,826	170,254,500	131,832,420
Other comprehensive (loss) income:
Unrealized holding (loss) gain	(201)	(182)	828	(1,144)
Total other comprehensive (loss) income	(201)	(182)	828	(1,144)
Total comprehensive loss	$(70,576)	$(92,394)	$(146,612)	$(174,743)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2025	December 31, 2024
Cash, cash equivalents and investments	$656,775	$781,323
Working capital (1)	647,867	758,475
Total assets	728,841	871,296
Total liabilities	63,183	93,504
Total stockholders’ equity	665,658	777,792
Restricted cash	2,258	2,119

(1) Working capital is defined as current assets less current liabilities.